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As filed with the Securities and Exchange Commission on July 10, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Nasdaq Stock Market, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-1165937 (I.R.S. Employer Identification No.)
One Liberty Plaza New York, NY 10006 (212) 858-5216 (Address of principal executive offices, including zip code)

EMPLOYMENT AGREEMENT WITH ROBERT GREIFELD
(Full title of the plan)

Edward S. Knight, Esq.
The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, NY 10006
(212) 858-5216
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	1,000,000(2)	$5.28(3)	$5,280,000.00	$428.00

	100,000(4)	$8.13(5)	$813,000.00	$66.00

Total	1,100,000			$494.00

(1)
This registration statement on Form S-8 (this "Registration Statement") registers 1,100,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of The Nasdaq Stock Market, Inc. (the "Registrant" or "Nasdaq") issuable pursuant to an Employment Agreement between the Registrant and Robert Greifeld, effective as of May 12, 2003 (the "Employment Agreement"). The Employment Agreement provides for certain equity awards, including the grant of an option to purchase 1,000,000 shares of Common Stock (the "Option") and the grant of 100,000 shares of restricted Common Stock (the "Restricted Stock"). In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Employment Agreement with respect to the Option or the Restricted Stock by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Represents 1,000,000 shares of Common Stock subject to the Option.

(3)
Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of determining the registration fee. Calculation is based on the exercise price of the Option.

(4)
Represents 100,000 shares of Common Stock subject to the grant of Restricted Stock.

(5)
Pursuant to Rules 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Offering Price for the 100,000 shares of Common Stock subject to the grant of Restricted Stock are estimated based on the average of the high and low prices of the Common Stock on the OTC Bulletin Board on July 7, 2003. Such estimate is being utilized solely for the purpose of calculating the registration fee.

Explanatory Note

        Nasdaq has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its Common Stock (the "Shares"), issued or issuable to Robert Greifeld (the "Selling Securityholder"), the president and chief executive officer and a director of Nasdaq, pursuant to the terms of the Employment Agreement.

        This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Shares issued pursuant to the Employment Agreement. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

Reoffer Prospectus

1,100,000 Shares of Common Stock of
The Nasdaq Stock Market, Inc.

        The shares of common stock, $0.01 par value per share (the "Shares"), of The Nasdaq Stock Market, Inc. ("Nasdaq") covered by this reoffer prospectus, may be offered and sold to the public by Robert Greifeld (the "Selling Securityholder"), the president and chief executive officer and a director of Nasdaq. The Selling Securityholder has acquired and may acquire the Shares through a grant of 100,000 shares of restricted common stock and upon exercise of a grant of 1,000,000 shares of common stock pursuant to the terms of his employment agreement with Nasdaq, effective as of May 12, 2003 (the "Employment Agreement").

        The Selling Securityholder may sell his Shares directly or indirectly in one or more transactions on any stock exchange or stock market on which the Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        The Shares are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act") before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the Shares under the Securities Act to allow for future sales by the Selling Securityholder to the public, subject to certain contractual restrictions on the ability of the Selling Securityholder to sell any or all of his Shares. The Selling Securityholder may sell Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholder and/or purchasers of the Shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Nasdaq will not receive any proceeds from the sale of the shares by the Selling Securityholder.

        This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is July 10, 2003

        You should rely only on the information contained in this reoffer prospectus or any supplement. Nasdaq has not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. Nasdaq is offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the Shares.

Additional Information

        The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to Nasdaq and the Shares offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each statement is qualified in all respects by such reference.

        Nasdaq is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. The registration statement, including exhibits, and the reports and other information filed by Nasdaq can be inspected without charge at the public reference facilities maintained by the SEC at the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549. Copies of such material can be obtained from such offices at fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this site is http://www.sec.gov. In addition, Nasdaq makes copies of its electronic filings with the SEC available on the investor relations portion of its web site at www.nasdaq.com.

Incorporation of Certain Documents by Reference

        The following documents filed with the SEC are incorporated by reference herein as of their respective dates:

    (a)
    Nasdaq's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

    (b)
    Nasdaq's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

    (c)
    Nasdaq's Current Reports on Form 8-K filed with the SEC on April 15, 2003, April 30, 2003, and May 8, 2003 (except in each case to the extent furnished pursuant to Item 9); and

    (d)
    the description of Nasdaq's Common Stock set forth under the caption "Item 11. Description of the Registrant's Securities to be Registered" in the Registration Statement on Form 10 filed with the SEC on April 30, 2001 (No. 000-32651) as amended, pursuant to Section 12(b) or 12(g) of the Exchange Act, including any amendment or report thereto subsequently filed by Nasdaq for the purpose of updating that Registration Statement pursuant to the Securities Act ("Form 10"), and any amendment or report filed for the purpose of updating such description.

        All documents filed by Nasdaq pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to and subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

        Nasdaq will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Office of Investor Relations at The Nasdaq Stock Market, Inc., One Liberty Plaza, New York, New York 10006. Nasdaq's telephone number is (212) 858-5216.

The Company

        Nasdaq operates The Nasdaq Stock Market®, one of the world's largest electronic screen-based equity securities market and one of the world's largest equity securities market based on share volume. Since its inception in 1971, Nasdaq has been a leader in utilizing technology to enhance the securities markets. The Nasdaq Stock Market consists of two tiers of listed companies: The Nasdaq National Market and The Nasdaq SmallCap Market.

        Nasdaq provides products and services in three principal categories: (i) Transaction Services, (iii) Market Information Services and (iii) Corporate Client Group. Transaction Services include the collection, processing and dissemination of price quotes of Nasdaq-listed securities and transaction reporting services. Market Information Services provide varying levels of quote and trade information to data vendors, who in turn sell the information to the public. Corporate Client Group provides customer services and information products to Nasdaq-listed companies and is responsible for obtaining new listings on The Nasdaq Stock Market.

        Prior to June 2000, Nasdaq was a wholly-owned subsidiary of the National Association of Securities Dealers, Inc. (the "NASD"). In 2000, the NASD implemented a separation of Nasdaq from the NASD by restructuring and broadening the ownership in Nasdaq through a two-phase private placement of securities. Securities in the private placements were offered to all NASD members, certain issuers listed on Nasdaq and certain institutional investment companies. In addition, Nasdaq has repurchased additional shares of common stock owned by the NASD (the various transactions in the separation are collectively referred to as the "Restructuring"). As a result of the Restructuring, there were 78,340,266 shares of common stock outstanding as of April 30, 2003, including 43,225,976 shares of common stock underlying warrants issued by the NASD in the Restructuring (the "Warrants"). As of April 30, 2003, the NASD owned approximately 55% of the common stock, all of which underlay the Warrants. The NASD is required to retain voting control over Nasdaq until such time as Nasdaq is approved by the SEC as a national securities exchange ("Exchange Registration"). Nasdaq's application for Exchange Registration is pending with the SEC.

        Nasdaq's principal executive offices are located at One Liberty Plaza, New York, New York 10006, and our telephone number is (212) 858-5216.

Risk Factors

        This reoffer prospectus contains forward-looking statements that involve risks and uncertainties. Nasdaq's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by Nasdaq described below. See also "Special Note Regarding Forward-Looking Statements."

        The risks and uncertainties described below are not the only ones facing Nasdaq. Additional risks and uncertainties not presently known to Nasdaq or that Nasdaq currently believes to be immaterial may also adversely affect Nasdaq's business. If any of the following risks actually occur, Nasdaq's business, financial condition, or operating results could be materially adversely affected.

Nasdaq's operating results could fluctuate significantly in the future.

        Nasdaq's operating results may fluctuate significantly in the future as a result of a variety of factors, including: (i) a decrease in the trading volume in The Nasdaq Stock Market; (ii) increased competition from regional exchanges, electronic communication networks ("ECNs"), the NASD's Alternative Display Facility ("ADF") or other alternative trading systems that might reduce market share and create pricing pressure; (iii) competition from the New York Stock Exchange ("NYSE") or new competing exchanges for new listings; (iv) a reduction in market information revenue; (v) the rate at which The Nasdaq Stock Market obtains new listings and maintains its current listings; (vi) regulatory changes and compliance costs; (vii) Nasdaq's ability to utilize its capital effectively; (viii) Nasdaq's ability to manage personnel, overhead, and other expenses, in particular technology expenses; and (ix) general market and economic conditions.

Nasdaq's business could be harmed by market fluctuations and other risks associated with the securities industry generally.

        A substantial portion of Nasdaq's revenue is tied to the trading volume of its listed securities. Trading volume is directly affected by economic and political conditions, broad trends in business and finance, and changes in price levels of securities. A continuation of the weak economic conditions of the past several years or a worsening of the economy or the securities markets could result in a further decline in trading volume. Nasdaq is also particularly affected by declines in trading volume in technology-related securities because a significant portion of its customers trade in these types of securities and a large number of technology-related companies are listed on The Nasdaq Stock Market. A decline in trading volume would lower revenue from Transaction Services and Market Information Services, and Nasdaq's profitability may be adversely affected if it is unable to reduce costs at the same rate. A continuation of the current downturn in the initial public offering ("IPO") market is also likely to have an adverse effect on Nasdaq's revenue, including, in particular, revenue from listing fees. For example, in the year ended December 31, 2002, 51 IPOs were brought to market on The Nasdaq Stock Market compared to 63 in the year ended December 31, 2001. There also were 571 companies delisted during 2002.

Substantial listing competition could reduce Nasdaq's revenue.

        The Nasdaq Stock Market faces competition for listings from other primary exchanges, especially from the NYSE. In addition to competition for initial listings, The Nasdaq Stock Market also competes with the NYSE to maintain listings. In the past, a number of issuers listed on The Nasdaq Stock Market have left for the NYSE each year. The largest 50 Nasdaq-listed issuers (based on U.S. market value) accounted for approximately 50.9% of total dollar volume traded on The Nasdaq Stock Market for the year ended December 31, 2002. While the loss of one or more of these issuers would result in a decrease in revenue from Nasdaq's Corporate Client Group, such a loss would cause an even more significant reduction in revenue from Nasdaq's Transaction Services and Market Information Services.

The reduction in initial listings or the loss of a top issuer could have an adverse effect on Nasdaq's business, financial condition, or operating results.

Competition by regional exchanges and the ADF may reduce Nasdaq's transactions, trade reporting and market information revenue and impact the ability of SuperMontage to increase Nasdaq's market share of transactions in Nasdaq-listed securities.

        Nasdaq has invested approximately $107 million in the design and implementation of its new trading system, SuperMontagesm, which was fully implemented on December 2, 2002. SuperMontage is intended to attract more orders and quotes to The Nasdaq Stock Market by providing a more comprehensive system that will increase competition and market transparency. SuperMontage has been launched into a competitive environment. Any decision by market participants to quote through regional exchanges or the ADF, as discussed below, could have a negative impact on Nasdaq's share of quotes and trades in securities listed on The Nasdaq Stock Market and may adversely affect Nasdaq's business, financial condition, and operating results.

        Nasdaq is currently facing increased competition from regional exchanges for quoting and trade reporting business, which affects Transaction Services and Market Information Services revenue. An ECN, Island ECN, began reporting its trades to the Cincinnati Stock Exchange in February 2002, while another ECN, Archipelago, began quoting and reporting certain trades to the Archipelago Exchange, the equities arm of the Pacific Stock Exchange, in February 2003. Nasdaq has taken several steps in response, including discussions with UTP Plan exchanges about how they can continue to interact with SuperMontage (as the Chicago Stock Exchange does), adjusting our transactions pricing to be more competitive with ECNs that do not quote or report through Nasdaq, and working to make functionality of SuperMontage reflect the needs of ECNs that choose to remain in Nasdaq. These actions may not be sufficient to regain lost business or prevent other market participants from shifting some of their trade reporting to regional exchanges. Nasdaq may be required to take further action to remain competitive.

        As a condition for its approval of SuperMontage, the SEC required the NASD to provide NASD members with the ability to opt-out of SuperMontage by providing the ADF as an alternative quotation and trade reporting facility for NASD members. At least one ECN has been quoting through the ADF rather than through SuperMontage. The NASD recently reduced the fees it charges for the ADF. If additional market participants quote through the ADF, Nasdaq faces the risk of reduced market share in Transaction Services and Market Information Services revenue, which could adversely affect Nasdaq's business, financial condition and operating results.

Nasdaq's revenue would be adversely affected by ECNs that register as exchanges.

        The Pacific Stock Exchange has established the Archipelago Exchange as its equities trading facility. In addition, Island has applied to register as an exchange. Exchanges that are UTP Plan participants are entitled to a share of Tape Fees. A proliferation in the number of exchanges and UTP Plan participants could have an adverse impact on Nasdaq's Transaction Services and Market Information Services revenue if quoting, trading and trade reporting are fragmented across exchanges and marketplaces.

        In addition, new exchanges could adversely affect Nasdaq's revenue from listings. ECNs, unlike exchanges, historically have not provided listing venues. The Pacific Stock Exchange has announced that the Archipelago Exchange intends to begin competing for listings. If more ECNs become exchanges and are successful in attracting listings, there can be no assurances that Nasdaq will be able to maintain or increase its listing revenue. The reduction in initial listings or the loss of a top issuer could have an adverse effect on Nasdaq's business, financial condition and operating results. See "—Substantial listing competition could reduce Nasdaq's revenue."

Substantial competition could reduce The Nasdaq Stock Market's market share and harm Nasdaq's financial performance.

        It is possible that a competing securities exchange, network provider, or technology company could develop ways to replicate Nasdaq's network more efficiently than Nasdaq and persuade a critical mass of market participants to switch to a new network.

        If there is an increase in the number of market makers or ECNs that determine they do enough order routing traffic to justify setting up a proprietary network for their traffic, Nasdaq may be forced to alter its pricing structure or risk losing its share of the order routing or execution business. In addition, certain system providers link many market makers in The Nasdaq Stock Market. These systems may be able to increase the number of orders executed through their systems versus the Nasdaq systems. A reduction in Nasdaq's order routing or execution business could have an adverse effect on Nasdaq's business, financial condition and operating results.

        The traditional products and services offered by markets are being unbundled. Historically, Nasdaq has provided listings, execution services information services, and regulatory services to the investing public. Currently, there are many competitors operating in the execution services market. Nasdaq has not historically implemented pricing strategies that isolate its various businesses. Due to competition in the execution services business, as well as Nasdaq's past practice of bundling products and services, it is uncertain whether Nasdaq will be able to compete successfully in this business. Furthermore, Nasdaq faces multiple pricing constraints, including in particular, regulatory constraints that may prevent it from competing effectively in certain markets.

Nasdaq is subject to extensive regulation that may harm its ability to compete with less regulated entities.

        Under current federal securities laws, changes in Nasdaq's rules and operations, including its pricing structure, must be approved by the SEC. The SEC may approve, disapprove, or recommend changes to proposals submitted by Nasdaq. In addition, the SEC may delay the initiation of the public comment process or the approval process. This delay in approving changes, or the altering of any proposed change, could have an adverse effect on Nasdaq's business, financial condition and operating results. Nasdaq not only must compete with ECNs that are not subject to the SEC approval process, but Nasdaq must also compete with other exchanges that are subject to lower regulation and surveillance costs than Nasdaq. This self-regulation cost that Nasdaq is required to undertake contributes to the high quality regulation of its market that Nasdaq desires. However, with the fragmentation of trading that has occurred through SEC encouragement, fragmentation of regulation has followed, and there is a significant risk that the effectiveness of the regulation services that Nasdaq pays the NASD to provide will diminish due to this fragmentation. Additionally, there is a risk that trading will shift to exchanges that spend significantly less on regulation services. Nasdaq has raised both concerns -regulatory fragmentation and regulatory arbitrage—to the SEC in an attempt to ensure that the SEC does not permit competition to harm regulation. However, there can be no assurance that the SEC will act favorably regarding Nasdaq's arguments.

System limitations or failures or security breaches could harm Nasdaq's business.

        Nasdaq's business depends on the integrity and performance of the computer and communications systems supporting it. If Nasdaq's systems cannot be expanded to cope with increased demand or otherwise fail to perform, Nasdaq could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These consequences could result in lower trading volumes, financial losses, decreased customer service and satisfaction, litigation or customer claims and regulatory sanctions. Nasdaq has experienced occasional systems failures and delays in the past and it could experience future systems failures and delays.

        Nasdaq uses internally developed systems to operate its business, including transaction processing systems to accommodate increased capacity. However, if The Nasdaq Stock Market's trading volume increases unexpectedly, Nasdaq will need to expand and upgrade its technology, transaction processing systems and network infrastructure. Nasdaq does not know whether it will be able to project accurately the rate, timing, or cost of any increases, or expand and upgrade its systems and infrastructure to accommodate any increases in a timely manner.

        Nasdaq's systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or terrorism, computer viruses, intentional acts of vandalism, and similar events. Nasdaq has active and aggressive programs in place to identify and minimize its exposure to these vulnerabilities and works in collaboration with the technology industry to share corrective measures with Nasdaq's business partners. Nasdaq currently maintains multiple computer facilities that are designed to provide redundancy and back-up to reduce the risk of system disruptions, and has facilities in place that are expected to maintain service during a system disruption. Any system failure that causes an interruption in service or decreases the responsiveness of Nasdaq's service could impair its reputation, damage its brand name and negatively impact its revenue. Nasdaq also relies on a number of third parties for systems support. Any interruption in these third-party services or deterioration in the performance of these services could also be disruptive to Nasdaq's business and have a material adverse effect on its business, financial condition and operating results.

Nasdaq may not be able to keep up with rapid technological and other competitive changes affecting the structure of the securities markets.

        The markets in which Nasdaq competes are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing services and products, the introduction of new services and products and changing customer demands. These market characteristics are heightened by the emerging nature of the Internet and the trend for companies from many industries to offer Internet-based products and services. In addition, the widespread adoption of new Internet, networking, or telecommunications technologies or other technological changes could require Nasdaq to incur substantial expenditures to modify or adapt its services or infrastructure. Nasdaq's future success will depend on its ability to respond to changing technologies on a timely and cost-effective basis. Nasdaq's operating results may be adversely affected if it cannot successfully develop, introduce, or market new services and products. In addition, any failure by Nasdaq to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in other product development efforts, could have a material adverse effect on Nasdaq's business, financial condition and operating results.

Nasdaq may have difficulty continuing prior levels of growth.

        For several years, Nasdaq experienced significant growth in its business and the number of its employees. This required Nasdaq to increase its investment in technology, management personnel, market regulatory services and facilities. Over the last three years, however, the securities industry and stock markets have faced adverse conditions. As a result, Nasdaq has not been able, and in the future may not be able, to continue prior levels growth. In addition, Nasdaq may have difficulty managing its business as it is forced to reduce its expenses to deal with contraction in its business. In an attempt to stimulate future growth, Nasdaq has undertaken several initiatives to increase its business, including enhancing existing products, developing new products and forming strategic relationships. The increased costs associated with these initiatives may not be offset by corresponding increases in its revenue. No assurance can be made that Nasdaq has made adequate allowances for the changes and risks associated with the weakened equities market, that its systems, procedures, or controls will be adequate to support its operations, or that its management will be able to offer and expand its services successfully, particularly if adverse market conditions continue. If Nasdaq is unable to manage its operations effectively, its business, financial condition and operating results could be adversely affected.

Nasdaq may need additional funds to support its business plan.

        Nasdaq depends on the availability of adequate capital to maintain and develop its business. Nasdaq believes that its current capital requirements will be met from internally generated funds and from the funds raised in connection with the Restructuring. However, based upon a variety of factors, including the market share of SuperMontage, reductions in fee levels caused by increased competition, the cost of service and technology upgrades and regulatory costs, Nasdaq's ability to fund its capital requirements may vary from those currently planned. There can be no assurance that additional capital will be available on a timely basis, or on favorable terms or at all.

        Nasdaq had total debt outstanding of approximately $441.0 million on December 31, 2002. This debt contains certain covenant provisions that are normally associated with debt financing. Failure to satisfy these covenants could cause the acceleration of principal and interest on all of the outstanding debt. In addition, as of the date hereof, Nasdaq had issued and outstanding 1,338,402 shares of Series A Preferred Stock, as a result of which Nasdaq is required to make regular dividend payments to the NASD. The dividends payable are calculated based on a dividend rate that is currently 7.6% and increases to 10.6% in all years commencing after March 2004.

Certain Congressional and SEC reviews could result in a reduction in data fees that could reduce Nasdaq's revenue.

        The SEC is reviewing concerns by industry members that the present levels of data fees do not properly reflect the costs associated with their collection, processing and distribution. The SEC currently is reviewing a report on the issues from its Advisory Committee on Market Information that was issued in September 2001 and comments on the report. Nasdaq has argued that there is significant value in the quality of data it provides to the investing community. Nasdaq also has argued that there are regulatory, market capacity, and other related costs of operating the market. A fee realignment that does not recognize the full value of the data and/or the market costs of creating and delivering high quality market data could reduce overall data revenue in the future and adversely affect Nasdaq's business, financial condition and operating results.

        Congress conducted hearings in 2000 and 2001 and introduced legislation in 2000 pertaining to whether stock exchanges and markets have a property right to quote and trade data. Since securities firms are required to supply the market operator with quote and trade information, some have argued that the operator has no right to be able to validate the data, consolidate the data with other market participant data and sell the data back to the securities firms. This issue may continue to be debated and the outcome could have a significant impact on the viability of Nasdaq's data revenue and, as a consequence, on its business, financial condition and operating results.

Failure to protect its intellectual property rights could harm Nasdaq's brand-building efforts and ability to compete effectively.

        To protect its rights to its intellectual property, Nasdaq relies on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements, and other contractual arrangements with its affiliates, clients, strategic partners, and others. The protective steps Nasdaq has taken may be inadequate to deter misappropriation of its proprietary information. Nasdaq may be unable to detect the unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. Nasdaq has registered, or applied to register, its trademarks in the U.S. and in 40 foreign jurisdictions and has pending U.S. and foreign applications for other trademarks. Effective trademark, copyright, patent and trade secret protection may not be available in every country in which Nasdaq offers or intends to offer its services. Failure to protect its intellectual property adequately could harm its brand and affect its ability to compete effectively. Further, defending its intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect Nasdaq's business, financial condition and operating results.

Failure to attract and retain key personnel may adversely affect Nasdaq's ability to conduct its business.

        Nasdaq's future success depends on the continued service and performance of its senior management and certain other key personnel. For example, Nasdaq is dependent on specialized systems personnel to operate, maintain and upgrade its systems. The inability of Nasdaq to retain key personnel or retain other qualified personnel could adversely affect Nasdaq's business, financial condition and operating results.

Nasdaq is subject to risks relating to litigation and potential securities laws liability.

        Many aspects of Nasdaq's business potentially involve substantial risks of liability. While Nasdaq enjoys immunity for self-regulatory organization activities, it could be exposed to liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC and other federal and state agencies. These risks include, among others, potential liability from disputes over the terms of a trade, or claims that a system failure or delay cost a customer money, that Nasdaq entered into an unauthorized transaction or that it provided materially false or misleading statements in connection with a securities transaction. As Nasdaq intends to defend any such litigation actively, significant legal expenses could be incurred. An adverse resolution of any future lawsuit or claim against Nasdaq could have an adverse effect on its business, financial condition and operating results.

Lack of operating history as for-profit entity and potential conflicts of interest with related parties.

        While Nasdaq has an established operating history, it has only operated as a for-profit company with private ownership interests since June 28, 2000. Therefore, Nasdaq is subject to the risks and uncertainties associated with any newly independent company. Until Exchange Registration, the NASD will retain voting control over Nasdaq. In addition, four of the 20 members of the Nasdaq Board are currently members of the NASD Board. Until Exchange Registration, the NASD will be in a position to continue to control substantially all matters affecting Nasdaq, including any determination with respect to the direction and policies of Nasdaq, acquisition or disposition of assets, future issuances of securities of Nasdaq, Nasdaq's incurrence of debt and any dividend payable on the Common Stock.

        Conflicts of interest may arise between Nasdaq and the NASD, or its affiliates, in a number of areas relating to their past and ongoing relationships, including the nature, quality, and pricing of services rendered; shared marketing functions; tax and employee benefit matters; indemnity agreements; sales or distributions by the NASD of all or any portion of its ownership interest in Nasdaq; or the NASD's ability to influence certain affairs of Nasdaq prior to Exchange Registration. There can be no assurance that the NASD and Nasdaq will be able to resolve any potential conflict or that, if resolved, Nasdaq would not receive more favorable resolution if it were dealing with an unaffiliated party.

        Conflicts may also arise between Nasdaq and Amex by virtue of commitments made by the NASD in connection with the NASD's acquisition of Amex.

The intercompany agreements may not be effected on terms as favorable to Nasdaq as could have been obtained from unaffiliated third parties.

        For purposes of governing their ongoing relationship, Nasdaq and the NASD, or their affiliates, have entered into various agreements involving the provision of services such as market surveillance and other regulatory functions, finance, technology infrastructure, legal and facilities sharing. Nasdaq has negotiated an agreement with NASD Regulation, Inc. ("NASDR") pursuant to which NASDR will regulate Nasdaq trading activity commencing upon the effectiveness of Exchange Registration. At the time the parties negotiated this agreement, the parties envisioned that the NASDR would continue regulating trading activity on Nasdaq under a long-term contract that establishes the various functions NASDR will perform and the price that Nasdaq will pay for these functions. The functions covered under this agreement, as negotiated, are substantially of the same type and scope as those NASDR performs under the Delegation Plan approved by the SEC pursuant to which Nasdaq operates.

        In the future Nasdaq may determine that it is necessary to negotiate new contracts with the NASD or its affiliates, or to renegotiate existing contracts between the parties. Although it is the intention of the parties to negotiate agreements that provide for arm's length, fair market value pricing, there can be no assurance that these contemplated agreements, or the transactions provided in them, will be effected on terms as favorable to Nasdaq as could have been obtained from unaffiliated third parties. The cost to Nasdaq for such services could increase at a faster rate than its revenue and could adversely affect Nasdaq's business, financial condition and operating results.

The SEC may challenge or not approve Nasdaq's plan to become a national securities exchange or it may require changes in the manner Nasdaq conducts its business before granting this approval.

        The SEC may not approve Nasdaq's application for Exchange Registration or may require changes in Nasdaq's corporate governance structure and the way Nasdaq conducts its business before granting this approval. Failure to be so registered could adversely effect Nasdaq's competitive position and could have a material adverse effect on Nasdaq's business conditions and business prospects.

        In connection with Exchange Registration, certain changes must be made to the national market system plans. Certain participants in the plans may object to, or request modifications to, amendments proposed by Nasdaq. Failure to resolve these issues in a timely manner could delay Exchange Registration.

        There can be no assurance that Exchange Registration will occur or that the registration process will occur in a timely manner. Because of the nature of the regulatory process and the variety of market structure issues that would have to be resolved across all markets, the registration process could be lengthy. In the long-term, the failure to be approved as an exchange by the SEC may have negative implications on the ability of Nasdaq to fund its planned initiatives.

        In addition, the SEC has not yet agreed and may not agree to Nasdaq's proposal to continue to operate the OTC Bulletin Board after Exchange Registration.

There currently is a limited trading market for the Common Stock.

        The Common Stock is traded in the over-the-counter market through the OTC Bulletin Board. The trading volume in the Common Stock has been relatively limited, with average daily trading volume from the start of trading on July 1, 2002 through December 31, 2002 of approximately 14,000 shares. A more active trading market for the Common Stock may not develop and such market as does develop on the OTC Bulletin Board may have limited liquidity and considerable volatility.

Special Note Regarding Forward-Looking Statements

        Certain statements in this reoffer prospectus and the registration statement contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, Nasdaq's ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers should carefully review this reoffer prospectus and registration statement in its entirety, including but not limited to Nasdaq's financial statements and the notes thereto incorporated by reference herein and the risks described in "Risk Factors." Except for Nasdaq's ongoing obligations to disclose material information under the Federal securities laws, Nasdaq undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. For any forward-looking statements contained in any document, Nasdaq claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Use of Proceeds

        Nasdaq will not receive any proceeds from the sale of Shares which may be sold pursuant to this reoffer prospectus for the accounts of the Selling Securityholder. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholder. See "Selling Securityholder" and "Plan of Distribution."

Selling Securityholder

        The Employment Agreement provides for the Selling Securityholder to receive certain equity awards including the grant of an option to purchase 1,000,000 shares of common stock and the grant of 100,000 shares of restricted common stock (previously referred to collectively as the "Shares"). This reoffer prospectus covers offers and sales from time to time of the Shares by the Selling Securityholder. Under Rule 416 of the Securities Act, the Selling Securityholder may also offer and sell shares of common stock issued to the Selling Securityholder as a result of, among other events, stock splits, stock dividends and similar events that affect the number of Shares held by the Selling Securityholder. The Selling Securityholder serves as Nasdaq's president and chief executive officer and is a member of the board of directors.

Name	Shares Beneficially Owned Before Offering(1)		Shares Offered(2)	Shares Beneficially Owned After Offering(1)
Robert Greifeld	600,000	(3)	1,100,000	250,000	(3)(4)

(1)
The number of shares beneficially owned is determined under rules promulgated by the SEC and includes outstanding shares of common stock or restricted common stock and options for common stock that have vested or will vest within 60 days.

(2)
Represents the Shares the Selling Securityholder has acquired as a result of the grant of 100,000 shares of restricted common stock and may acquire upon full exercise of the option for 1,000,000 Shares pursuant to his Employment Agreement.

(3)
Represents less than one percent of common stock outstanding as of July 9, 2003.

(4)
Assumes that the Selling Securityholder sells all of the Shares covered by this reoffer prospectus.

Plan of Distribution

        Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholder in one or more transactions on any stock exchange or stock market on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholder may sell the Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholder and/or purchasers of the Shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

        In connection with such sales, the Selling Securityholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

        In order to comply with certain state securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of Shares must also be made by the Selling Securityholder in compliance with all other applicable state securities laws and regulations.

        In addition to any Shares sold hereunder, Selling Securityholder may, at the same time, sell any shares of common stock, including the Shares, owned by him in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

        There can be no assurance that the Selling Securityholder will sell any or all of the Shares offered hereby. In addition, there may be certain contractual restrictions on the ability of the Selling Securityholder to sell any or all of his Shares.

        The Company will pay all expenses of the registration of the Shares and will not receive any proceeds from the sale of any Shares by the Selling Securityholder.

        The Company has notified the Selling Securityholder of the need to deliver a copy of this reoffer prospectus in connection with any sale of the Shares.

Legal Matters

        The validity of the Shares being offered hereby has been passed upon for Nasdaq by Shearman & Sterling LLP.

Experts

        The consolidated financial statements of Nasdaq as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this Registration Statement and reoffer prospectus on Form S-8, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and incorporated by reference in this reoffer prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission"), are incorporated as of their respective dates in this Registration Statement by reference.

  (a)
  the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 20020;

  (b)
  the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

  (c)
  the Registrant's Current Reports on Form 8-K filed with the Commission on April 15, 2003, April 30, 2003, and May 8, 2003 (except in each case to the extent furnished pursuant to Item 9); and

  (d)
  the description of the Registrant's Common Stock set forth under the caption "Item 11. Description of the Registrant's Securities to be Registered" in the Registration Statement on Form 10 filed with the Commission on April 30, 2001 (No. 000-32651), as amended, pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report thereto subsequently filed by the Registrant for the purpose of updating that Registration Statement pursuant to the Securities Act ("Form 10"), and any amendment or report filed for the purpose of updating such description.

        All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not required.

Item 5. Interests of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. The Registrant's Restated Certificate of Incorporation and By-Laws provide that the Registrant shall indemnify its directors, officers, employees, and members of the Registrant's Listing and Hearing Review Council to the fullest extent permitted by Delaware law. The Registrant, in its discretion, may indemnify its agents to the fullest extent and under the circumstances permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See attached Exhibit list.

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          (2)   That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 10th day of July, 2003.

The Nasdaq Stock Market, Inc.
By:	/s/ EDWARD S. KNIGHT
	Name:	Edward S. Knight
	Title:	General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of July, 2003.

Signature	Title
/s/ ROBERT GREIFELD Robert Greifeld	President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ DAVID P. WARREN David P. Warren	Chief Financial Officer (Principal Financial Officer)
/s/ RONALD HASSEN Ronald Hassen	Controller (Principal Accounting Officer)
* H. Furlong Baldwin	Chairman of the Board of Directors
* Frank E. Baxter	Director
* Michael Casey	Director
* Michael W. Clark	Director
* William S. Cohen	Director
* Lon Gorman	Director
* John P. Havens	Director
* F. Warren Hellman	Director
* Thomas M. Joyce	Director
* John D. Markese	Director
* Thomas F. O'Neill	Director
* James S. Riepe	Director

* Arthur Rock		Director
* Arvind Sodhani		Director
* Sir Martin Sorrell		Director
* Thomas G. Stemberg		Director
* Thomas W. Weisel		Director
* Mary Jo White		Director
* Arshad R. Zakaria		Director
*By:	/s/ Edward S. Knight Edward S. Knight Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form 10 (Registration No. 000-32651)).
3.2	By-Laws of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form 10 (Registration No. 000-32651)).
4.1	Form of certificate representing shares of Common Stock (incorporated by reference to the Registrant's Registration Statement on Form 10 (Registration No. 000-32651)).
4.2*	Employment Agreement between the Registrant and Robert Greifeld, effective May 12, 2003.
4.3*	Nonqualified Stock Option Agreement, dated as of April 15, 2003, between Robert Greifeld and the Registrant (Exhibit A to Exhibit 4.2).
4.4*	Restricted Stock Award Agreement, dated as of June 11, 2003, between Robert Greifeld and the Registrant (Exhibit C to Exhibit 4.2).
5.1*	Opinion of Shearman & Sterling LLP, as to the legality of the shares of Common Stock being registered.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney.

*
Filed herewith.

QuickLinks

Explanatory Note
Reoffer Prospectus
1,100,000 Shares of Common Stock of The Nasdaq Stock Market, Inc.
Table of Contents
Additional Information
Incorporation of Certain Documents by Reference
The Company
Risk Factors
Special Note Regarding Forward-Looking Statements
Use of Proceeds
Selling Securityholder
Plan of Distribution
Legal Matters
Experts
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX